Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

BioMarin Pharmaceutical Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other(2)	10,500,000(3)	$90.22(2)	$947,310,000.00	0.0000927	$87,815.64
Total Offering Amounts					$947,310,000.00		$87,815.64
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$87,815.64

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of BioMarin Pharmaceutical Inc. (the “Registrant”) that become issuable under the Registrant’s 2017 Equity Incentive Plan, as Amended April 5, 2021 (the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that increases the number of outstanding shares of Common Stock.

(2)

Estimated in accordance with Rule 457(h) and Rule 457(c). The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on February 14, 2022 as reported on the Nasdaq Global Select Market.

(3)	Represents additional shares of the Registrant’s Common Stock reserved for future issuance under the Registrant’s 2017 Plan.